EXHIBIT 99.1

GRANT PRIDECO, INC	NEWS RELEASE

Contact:
John R. Beltz
Vice President – Corporate Marketing Communications
(281) 878-5606
john.beltz@grantprideco.com

GRANT PRIDECO NAMES BREIHAN PRESIDENT
OF TUBULAR TECHNOLOGY DIVISION

     HOUSTON (Oct. 21) – Jim Breihan has been named President of Grant Prideco’s Tubular Technology and Services division, Grant Prideco President and Chief Executive Officer Mike McShane announced today.

     Breihan previously was Vice President—Engineering for the company’s Drilling Products and Services division, directing research and development activities. Breihan will be based at Grant Prideco’s offices in The Woodlands, Texas, and replaces Walt Czaus, who has served as interim president of the division since August.

     “Breihan has demonstrated expertise in product management and marketing activities in several capacities at Grant Prideco; and played a vital role in the period following Grant Prideco’s acquisition of ReedHycalog™,” said McShane. Prior to joining Grant Prideco in 1991, Breihan was Director of Engineering for Atlas Bradford.

Grant Prideco, Inc.
400 North Sam Houston Pkwy East, Suite 900 • Houston, TX USA 77060
Tel: 281.878.8000 • Toll Free: 866.472.6861 • Fax: 281.878.5736
www.grantprideco.com

BREIHAN	2	10/21/04

     Breihan earned a bachelor’s degree in mechanical engineering from The University of Texas at Austin and a master’s in business administration from the University of Houston. Breihan is a member of the Society of Petroleum Engineers (SPE).

     Grant Prideco (NYSE: GRP), headquartered in Houston, is the world’s leader in drill stem technology development and drill pipe manufacturing, sales and service; a leading provider of high-performance engineered connections and premium tubulars in North America; a global leader in drill bit technology, manufacturing, sales and service; and provider of a variety of products, services and technological solutions to offshore markets worldwide. For more information, visit www.GrantPrideco.com.

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